Exhibit 21.1

List of Subsidiaries of BH/RE, L.L.C.

Name of Subsidiary	Jurisdiction of Organization
EquityCo, L.L.C.	Nevada
MezzCo, L.L.C.	Nevada
OpBiz, L.L.C.	Nevada
PH Mezz II LLC	Delaware
PH Mezz I LLC	Delaware
PH Fee Owner LLC	Delaware
TSP Owner LLC	Delaware